Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS FINANCIAL RESULTS FOR SECOND QUARTER AND REAFFIRMS 2014 FINANCIAL OUTLOOK
SPARKS, MD, JUNE 26, 2014 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported sales and profit results for the second quarter ended May 31, 2014 and reaffirmed its outlook for fiscal year 2014.

•	McCormick grew second quarter sales 3%, with increases in both its consumer and industrial businesses.

•	Earnings per share rose 8% to $0.64 from $0.59 in the year-ago period.

•	For fiscal year 2014, the company reaffirmed its plans to grow sales 3% to 5% and report earnings per share of $3.22 to $3.29.

Chairman's Remarks
Alan D. Wilson, Chairman, President and CEO, commented, “We achieved further growth in our business this quarter, with year-to-date increases of 5% in sales, 9% in earnings per share and nearly $50 million of additional cash flow from operations. Demand for flavor is growing globally and McCormick is meeting this demand with its range of products that include innovative new items, healthy recipe ideas, ethnic cuisine and family favorites. In the second half, we are expanding our product offerings with new skillet sauces, gluten-free recipe mixes, premium herbs and other items. We also plan an increase in marketing support to build our brand equity and drive sales. We are fueling this growth with our Comprehensive Continuous Improvement (CCI) program. Through CCI, we are improving productivity in operations around the world and are on-track to reach at least $45 million in 2014 cost savings.
"We continue to adapt to a changing environment as we pursue global growth opportunities and address competitive challenges in certain markets. We are making progress with our actions to drive sales and reaffirm our financial outlook for 2014. In addition to higher sales and profit, we continue to expect strong cash flow from our business and remain committed to a balanced use of cash to build shareholder return and invest in growth. Through the first half, we returned $223 million to shareholders in the form of dividends and share repurchases, up 22% from the first half of 2013. McCormick is well-positioned for the future, with a great business, effective growth strategies and employees around the world engaged in our success."
Second Quarter 2014 Results
McCormick’s second quarter sales rose 3% from the year-ago period. The rate of growth in international markets was particularly strong this period, including incremental sales of Wuhan Asia Pacific Condiments (WAPC) that was acquired in May 2013 and added 3 percentage points to sales growth. The company reported lower sales in the Americas region, largely as a result of competitive pressure for its consumer business. This competitive pressure began in 2013 and the company has actions underway to build brand equity and more effective category leadership with retail customers. The company has had initial progress with these actions and anticipates improved performance in its U.S. consumer business toward the end of 2014.
Cost savings from the company's CCI program and the impact of higher-margin industrial products improved gross profit margin, which rose to 39.9% from 39.3% in the year-ago period. The company increased operating income 5% to $122 million in the second quarter of 2014, as the result of higher sales and improved gross profit margin. Earnings per share rose 8% to $0.64 in the second quarter of 2014 from $0.59 in the year-ago period, due to the increase in operating income, as well as lower shares outstanding and a lower tax rate. For the first six months of 2014, net cash provided by operating activities rose $49 million from the year-ago period, due in part to lower retirement plan contributions.
2014 Financial Outlook
McCormick reaffirmed its financial outlook for 2014. The company anticipates 3% to 5% sales growth in local currency, which includes the incremental impact of the WAPC acquisition in the first half of the year. In addition, the company continues to expect unfavorable foreign currency exchange rates to reduce sales by approximately 1% in 2014, based on year-to-date results and the prevailing rates. The company also reaffirmed its plans to invest at least $25 million in increased brand marketing support during the fiscal year to drive sales of new products, as well as core items. These investments, in brand building and innovation, are funded in part by McCormick's CCI program which is expected to deliver at least $45 million of cost savings in 2014.
The company reaffirmed projected 2014 earnings per share of $3.22 to $3.29. In this projection, higher sales, a favorable mix of business and CCI cost savings are expected to more than offset a significantly higher tax rate and an estimated $0.01 per share of special charges. The company has greater confidence in the upper end of its earnings per share range as it has lowered its expected tax rate for the fiscal year to approximately 29.5% from a range of 30% to 31%, based on the expected business mix. Another year of strong cash flow is anticipated in 2014, with plans to return a significant portion to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Business

(in millions)	Three months ended		Six months ended
	5/31/2014	5/31/2013	5/31/2014	5/31/2013
Net sales	$615.0	$591.0	$1,230.3	$1,160.7
Operating income	85.8	87.6	180.2	175.3
Consumer business sales rose 4% when compared to the second quarter of 2013. The WAPC acquisition contributed 6 percentage points of sales growth. The impact of currency exchange rates was minimal.

•
Consumer sales in the Americas declined 5%, and in local currency decreased 4% from the second quarter of 2013. In comparison, consumer sales in this region rose 5% in the second quarter of 2013 from the second quarter of 2012. During the second quarter of 2014, higher pricing added 2% of sales growth, reflecting a U.S. price increase effective in late 2013 taken as an offset to higher material costs. Volume and product mix declined in the second quarter of 2014 and actions are underway to address the competitive environment in this region, including accelerated innovation, increased brand marketing support and more effective category leadership with retail customers. Improved sales of recipe mixes, new product placement and retail price adjustments are early indications of progress with these actions and the company expects improved performance toward the end of 2014.

•
Consumer sales in Europe, Middle East and Africa (EMEA) grew 7%. In local currency the increase was 2% and was attributable to pricing actions taken in response to higher material costs. Volume and product mix in this region declined 2%, due in part to a difficult retail environment in certain markets, including the U.K.

•
Second quarter consumer sales in the Asia/Pacific region rose 70%. In local currency, sales grew 76% with WAPC contributing 70 percentage points of the increase. Sales of the company's base business in China grew at a double-digit rate with new products and expanded distribution.

Operating income was $86 million for the consumer business, 2% lower than the second quarter of 2013. During the second quarter of 2014, the unfavorable impact of business mix and a $3 million increase in brand marketing support was offset in part by the favorable impact of higher sales and CCI cost savings. The company also had a favorable comparison in the year-ago period to $4 million of transaction costs related to the acquisition of WAPC that were recorded in the second quarter of 2013.
Industrial Business

(in millions)	Three months ended		Six months ended
	5/31/2014	5/31/2013	5/31/2014	5/31/2013
Net sales	$418.4	$411.6	$796.5	$776.2
Operating income	35.9	28.4	66.1	52.7
    Industrial business sales rose 2% when compared to the second quarter of 2013, and in local currency the increase was 3%. Contributing to this growth were pricing actions, as well as higher volume and product mix that was driven by both product innovation and distribution gains.

•
Industrial sales in the Americas decreased 2%, and in local currency the decrease was 1%. In this region, a 2% decline in volume and product mix resulted from on-going weakness in demand from quick service restaurants. This decline was offset in part by pricing actions taken to offset the impact of higher material costs.

•
In EMEA, the company grew industrial sales 14% and in local currency the increase was 12%. Sales growth in this region remained robust, with higher sales to quick service restaurant customers driven by new products and distribution gains. In addition, the company passed-through to its customers 6% in higher pricing in response to increased material costs.

•
Industrial sales in the Asia/Pacific region rose 6% this quarter and in local currency the increase was 10%. Higher volume and product mix was mainly the result of improved sales to quick service restaurants in China. This compared to a year-on-year sales decline in China in the second quarter of 2013 that related to consumer concerns with poultry consumption.

In the second quarter of 2014, industrial business operating income rose 26% from the year-ago period to $36 million. Operating income margin reached 8.6%. The growth in operating income was mainly due to higher sales, CCI cost savings and increased margins within the product portfolio. The increase in industrial business operating income in the second quarter of 2014, compared to a 13% year-

on-year decline in operating income when the second quarter of 2013 is compared to the second quarter of 2012.
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
    McCormick & Company, Incorporated is a global leader in flavor with more than $4 billion in annual sales. McCormick manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses - in more than 125 countries and territories. Since Willoughby M. McCormick founded the company selling root beer extract in 1889, McCormick has demonstrated a strong commitment to the communities in which it operates and the planet as a whole. Innovation in flavor and a clear focus on employee engagement and product quality has allowed McCormick to grow its business globally and become the flavor leader it is today. For more information, visit www.mccormickcorporation.com.
#  #  #
For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Six months ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
Net sales	$1,033.4	$1,002.6	$2,026.8	$1,936.9
Cost of goods sold	620.9	608.2	1,222.8	1,180.8
Gross profit	412.5	394.4	804.0	756.1
Gross profit margin	39.9%	39.3%	39.7%	39.0%
Selling, general and administrative expense	290.8	278.4	557.7	528.1
Operating income	121.7	116.0	246.3	228.0
Interest expense	12.5	13.5	24.9	27.4
Other income, net	0.3	0.8	0.5	1.4
Income from consolidated operations before income taxes	109.5	103.3	221.9	202.0
Income taxes	31.2	30.6	66.2	58.8
Net income from consolidated operations	78.3	72.7	155.7	143.2
Income from unconsolidated operations	6.2	5.9	11.3	11.4
Net income	$84.5	$78.6	$167.0	$154.6

Earnings per share - basic	$0.65	$0.60	$1.28	$1.17

Earnings per share - diluted	$0.64	$0.59	$1.27	$1.16

Average shares outstanding - basic	130.2	132.1	130.6	132.3
Average shares outstanding - diluted	131.2	133.6	131.7	133.8

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	May 31, 2014	May 31, 2013
Assets
Cash and cash equivalents	$81.4	$72.1
Trade accounts receivable, net	417.1	399.9
Inventories	687.3	611.4
Prepaid expenses and other current assets	138.9	134.1
Total current assets	1,324.7	1,217.5
Property, plant and equipment, net	575.0	554.3
Goodwill	1,798.6	1,754.2
Intangible assets, net	340.4	353.3
Investments and other assets	370.6	329.5
Total assets	$4,409.3	$4,208.8

Liabilities
Short-term borrowings and current portion of long-term debt	$308.4	$551.9
Trade accounts payable	335.8	322.1
Other accrued liabilities	358.6	352.2
Total current liabilities	1,002.8	1,226.2
Long-term debt	1,016.8	774.4
Other long-term liabilities	409.8	474.5
Total liabilities	2,429.4	2,475.1
Shareholders’ equity
Common stock	984.1	947.7
Retained earnings	969.3	953.2
Accumulated other comprehensive income (loss)	8.8	(184.2)
Non-controlling interests	17.7	17.0
Total shareholders’ equity	1,979.9	1,733.7
Total liabilities and shareholders’ equity	$4,409.3	$4,208.8

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Six Months Ended
	May 31, 2014	May 31, 2013
Cash flows from operating activities
Net income	$167.0	$154.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53.5	51.7
Stock based compensation	12.1	12.5
Income from unconsolidated operations	(11.3)	(11.4)
Changes in operating assets and liabilities	(51.6)	(77.3)
Dividends from unconsolidated affiliates	12.4	2.6
Net cash flow provided by operating activities	182.1	132.7

Cash flows from investing activities
Acquisition of business	—	(116.7)
Capital expenditures	(47.4)	(34.6)
Proceeds from sale of property, plant and equipment	0.7	1.9
Net cash flow used in investing activities	(46.7)	(149.4)

Cash flows from financing activities
Short-term borrowings, net	94.3	158.9
Long-term debt repayments	(1.2)	(0.9)
Proceeds from exercised stock options	16.1	29.8
Common stock acquired by purchase	(126.3)	(92.1)
Dividends paid	(96.7)	(90.1)
Net cash flow (used in) provided by financing activities	(113.8)	5.6

Effect of exchange rate changes on cash and cash equivalents	(3.2)	4.2
Increase (decrease) in cash and cash equivalents	18.4	(6.9)
Cash and cash equivalents at beginning of period	63.0	79.0

Cash and cash equivalents at end of period	$81.4	$72.1